Exhibit 99

SLIDE: This slide contains the logo of Home Properties of New York, Inc. and the title "Forward Looking Statements."

(Ann McCormick)

        “Before we continue, as the Company’s General Counsel, I would like to mention that the following presentations will include some forward-looking comments. Although all comments will be based on what management believes to be reasonable assumptions, we can’t assure you that such expectations will be achieved. There are a variety of factors that may cause actual results to differ from what we talk about. Examples of those factors include general economic and local real estate conditions, conditions such as the weather that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions and sales, and continued access to capital to fund growth.

        Also, some presentations will contain time-sensitive information that is accurate today, but may change in the future.” SLIDE: This slide contains the logo of Home Properties of New York, Inc. and the following title: “Home Properties’ Future”. The slide also contains the following table:

                      4/2001            4/2003            4/2006
                      ------            ------            ------
Number
  units owned         39,217            41,508            60,000
Market share          1.0%              2.7%              5.0%
Market cap.           $2.1 billion      $3.0 billion      $4.5 billion
Occupancy             94%               91%               95%
NOI growth            7.6%              3.6%              6.0%
FFO multiple          8.9x              12.2x             13.0x

(Ed Pettinella)

        “This chart is three data points, April 2001 when the Strategic Plan was revised, today, and then 3 years into the future. Today, I want to give you a sense of what we think as a team we can accomplish.

        First of all, the number of units has been relatively stable. The reason for that is that we have been in a recessionary period and also that we have been much more resistant to just doing acquisitions because they are out there. We have not lowered our standards, and we will continue to operate that way. When the economy turns, we feel that we will go back to the same high level of acquisitions growth that we enjoyed from 1995 to 1999.

        The next line is big. We have been growing our market share. We have a pretty good idea where our C/B apartments are located within our seven major geographic regions. We are currently at 2.7% of market share, which tells me that there is a lot more to get and we are not at the saturation point yet. We hope to be at around 5% at the end of 2006 or somewhere during that year.

        Next, where are we going to get the money to buy these acquisitions so that we can put them into our property management stable and to drive earnings? Well, we have been pretty successful. We’ve brought in almost a billion dollars of financing over the past two years. We believe there’s a chance we will bring in over another billion and a half over the next three years because of the strong balance sheet we have.

        Occupancy is probably the most single critical element we are looking at. We traditionally hover around 94, 95, 96%. We dipped down recently to 91%, but we hope to get back to our traditional levels of the mid 90‘s and that is an active program that we are currently pursuing.

        NOI growth. Net operating income formerly had levels in the 7 to 8% level. Currently at 3.6%. We believe we can conservatively get back to the 6% level. So this is a model. This is what we think we are capable of doing. This model then drives our FFO multiple, the earnings and also the stock price. We think we can get up to 13 times. Let me give you a quick snapshot of what that means. With a 6% NOI, we think that we can generate a 13 times multiple. If you take that times the FFO per share three years out, we estimate, conservatively, the result would be $3.50. That would translate into a stock price of around $46.00. With today’s level, I was looking at the stock price at $35.00, that would be a 30% increase. Let’s throw on a 7% dividend increase during the three years, that would produce over a 50-51% return during the next three years. That’s not anything to sneeze at.”